Exhibit 99.1


            Innovex Receives Letter From Nasdaq Regarding
                 Non-Compliance with Minimum Bid Rule


    PLYMOUTH, Minn.--(BUSINESS WIRE)--Nov. 21, 2007--Innovex (Nasdaq:INVX) received a Staff Deficiency Letter from The Nasdaq Stock Market which stated that for the last 30 consecutive business days the bid price of the Company's common stock has closed below the minimum $1.00 per share required for continued inclusion on the Nasdaq Global Market. Therefore, the Company was not in compliance with Marketplace Rule 4450(a)(5). The Company has 180 days, or until May 19, 2008, to regain compliance. If, at anytime before May 19, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the staff of The Nasdaq Stock Market will provide written notification that it has achieved compliance with this Marketplace Rule. The Nasdaq Staff Deficiency Letter has no effect on the listing of the Company's common stock at this time.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


    CONTACT: Innovex
             Doug Keller, VP - Finance, 763-383-4025
             Facsimile: 763-383-4090
             Internet: http://www.innovexinc.com